Exhibit 99.1

Contacts Media: Sue Ann Pentecost +919 456 5890 sueann.pentecost@ppdi.com Analysts/Investors: Sailash Patel +919 456 7814 sailash.patel@furiex.com

FOR IMMEDIATE RELEASE

Furiex Pharmaceuticals Confirms Takeda Receives

Pricing Approval of NESINA® (Alogliptin) in Japan

MORRISVILLE, N.C. (June 11, 2010) – Furiex Pharmaceuticals, Inc. (Nasdaq: FURXV) today confirmed that Takeda Pharmaceutical Company Limited has received pricing approval for NESINA® (alogliptin) in Japan. NESINA, a highly selective DPP-4 inhibitor for the treatment of type 2 diabetes, received regulatory approval from the Japanese Ministry of Health, Labour and Welfare on April 16, 2010. Furiex collaborated with Takeda to develop this product.

Under the agreement with Takeda, upon receipt of both regulatory and pricing approvals, Furiex is entitled to receive a $7.5 million milestone payment from Takeda.

“Receiving pricing approval for NESINA in Japan represents another important milestone for both NESINA and Furiex,” said June Almenoff, M.D., Ph.D., president and chief medical officer of Furiex. “This approval confirms our strategy of developing innovative clinical development partnerships to bring new medicines to market.”

PPD, a leading global contract research organization, plans to complete the spin-off of its compound partnering business as Furiex Pharmaceuticals, Inc., on June 14, at which point Furiex will operate as an independent, publicly traded company. Its common stock began trading on a “when issued” basis on May 28, 2010, on Nasdaq under the ticker symbol FURXV. The common stock is expected to begin “regular way” trading under the ticker symbol FURX at the start of trading on June 15, 2010.

About Furiex Pharmaceuticals

Furiex Pharmaceuticals is a drug development collaboration company using innovative clinical development design to accelerate and increase value of partnered drug programs by advancing them through the drug discovery and development process in a cost-efficient manner. Development programs are designed and driven by a core team with extensive drug development experience. The company partners with pharmaceutical and biotechnology companies and has a strong, diversified product portfolio and pipeline with multiple therapeutic candidates including late-stage assets and one product on the market. The company is well capitalized with a strong cash position and committed to sustainable growth, value creation and long-term profitability.

Except for historical information, all of the statements, expectations and assumptions contained in this news release, including expectations and assumptions about the pricing approval and sales levels of NESINA in Japan, are forward-looking statements that involve a number of risks and uncertainties. Although PPD attempts to be accurate in making these forward-looking statements, it is possible that future circumstances might differ from the assumptions on which such statements are based. In addition, other important factors which could cause results to differ materially include the following: the risk that the spin-off may not be completed; risks inherent in organizing a new publicly traded company; risks associated with and dependence on collaborative relationships; risks associated with the development and commercialization of drugs, including the ability to successfully launch and market a drug; the risk that safety issues might arise in the post-approval market; competition in the type 2 diabetes drug market, rapid technological advances that make our products less competitive; the ability to attract and retain key personnel; and the other risk factors set forth from time to time in the Form 10 for Furiex, copies of which are available free of charge upon request from Furiex’s investor relations department.

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